Exhibit (h)(1)

ADMINISTRATION AGREEMENT

ADMINISTRATION AGREEMENT made as of this 17th day of March, 2025, by and between E*TRADE Trust, a Delaware statutory trust (the “Trust”), and Morgan Stanley Investment Management Inc., a Delaware corporation (“MSIM”).

WITNESSETH:

WHEREAS, the Trust is an open-end, management investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”); and

WHEREAS, the Trust wishes to retain MSIM to provide certain management administrative services with respect to the Trust, and MSIM is willing to furnish such services;

NOW, THEREFORE, the parties hereto, intending to be legally bound hereby, agree as follows:

1. Appointment of MSIM

The Trust hereby appoints MSIM to act as administrator to each series of the Trust identified on Schedule A hereto (each a “Fund” and, collectively, the “Fund”), subject to the supervision of the Board of Trustees of the Trust (the “Board”), for the period and on the terms set forth in this Agreement. In connection therewith, MSIM accepts such appointment and agrees to render the services and provide, at its own expense, the office space, furnishings and equipment and the personnel required by it to perform the services on the terms and for the compensation herein provided. The Trust shall notify MSIM in writing of each additional Fund established by the Trust. Each new Fund shall be subject to the provisions of this Agreement, except to the extent that the provisions (including those relating to the compensation and expenses payable by the Trust) may be modified with respect to such new Fund in writing by the Trust and MSIM at the time of the addition of the new Fund. The parties hereto agree that MSIM may render and provide the services described herein directly or through the services of third parties. MSIM hereby accepts this appointment and agrees during the effectiveness of this Agreement to render, or arrange the rendering of, such services and to assume the obligations set out in this Agreement, whether rendered by MSIM or arranged to be rendered through third parties. In connection with such appointment, the Trust has delivered or will deliver to MSIM copies of each of the following documents and will deliver to it all future amendments and supplements, if any:

(a)  Certified copies of the Declaration of Trust of the Trust as presently in effect and as may be amended from time to time;

(b)  A certified copy of the Trust’s By-Laws as presently in effect and as may be amended from time to time;

(c)  A copy of the resolution of the Board authorizing this Agreement;

(d)  The Trust’s registration statement on Form N-1A as filed with, and declared effective by, the U.S. Securities and Exchange Commission (“SEC”), and all amendments thereto;

(e)  Certified copies of the resolutions of the Board authorizing: (1) certain persons to give instructions to the Trust’s Custodian pursuant to the Custodian Contract and (2) certain persons to sign checks and pay expenses on behalf of the Trust.

(f)  A copy of the Management Agreement dated [ ], 2025 between the Trust and Morgan Stanley Investment Management Inc.

(g)  A copy of the Custodian Contract dated March 31, 2025 between the Trust and State Street Bank and Trust Company.

(h)  Such other certificates, documents or opinions which MSIM may, in its reasonable discretion, deem necessary or appropriate in the proper performance of its duties.

2. Representation and Warranties of MSIM

MSIM represents and warrants to the Trust that:

(a)  It is a corporation, duly organized and existing in good standing under the laws of Delaware.

(b)  It is duly qualified to carry on its business in the State of New York.

(c)  It is empowered under applicable laws and by its Articles of Incorporation and By-Laws to enter into and perform the services contemplated in this Agreement.

(d)  All requisite corporate proceedings have been taken to authorize it to enter into and perform this Agreement.

(e)  It has and will continue to have and maintain, directly or through third parties, the necessary facilities, equipment and personnel to perform its duties and obligations under this Agreement.

3. Services Provided by MSIM

MSIM shall discharge, directly, or through third parties, the following responsibilities subject to the control of the Board, and in compliance with the objectives, policies and limitations set forth in the Trust’s registration statement, By-Laws and applicable laws and regulations.

(a)  General Administration. Under the direction of the Board, MSIM shall manage, administer, and conduct all of the general business activities of the Trust other than those which have been contracted to third parties directly by the Trust, and shall, directly or through third parties, provide the personnel and facilities necessary to perform such general business activities under the supervision of the Board and Executive Officers. In addition, MSIM shall supervise and oversee the performance of administrative and professional services rendered to the Trust by others.

(b)  Accounting. MSIM shall, directly or through third parties, provide the following accounting services to the Trust:

(i)  Maintenance of the books and records and accounting controls for the Trust’s assets, including records of all securities transactions;

(ii)  Daily calculation of the net asset value for each of the Trust’s Funds;

(iii)  Accounting for dividends and interest received and distributions made by each of the Trust’s Funds;

(iv)  Preparation and filing of the Trust’s U.S. tax returns and annual and semi-annual reports;

(v)  The production of transaction data, financial reports and such other periodic and special reports as the Board may reasonably request;

(vi)  The preparation of financial statements for the annual and semi-annual reports and other shareholder communications;

(vii)  Liaison with the Trust’s independent registered public accounting firms;

(viii)  Monitoring and administration of arrangements with the Trust’s custodian and depository banks; and

(ix)  Maintenance of (but not the payment for) the Fidelity Bond required to be maintained under the 1940 Act and preparation of the filings required in connection therewith.

(c)  Call Center and Transfer Agency Services. Subject to the terms and conditions set forth in this Agreement, the Trust hereby engages and appoints the Administrator to provide, and the Administrator agrees to provide, the following call center services and related transfer agency services for certain Funds of the Trust, and such additional call center and related transfer agency services as may be mutually agreed in writing by the Trust and the Administrator (collectively, the “Services”):

(i)  The Administrator shall maintain a unit to provide call center services for the Trust. This unit will provide coverage each day during which the Trust is open. The Administrator will adjust the staffing of call center unit from time to time based upon existing call center volume.

(ii)  The call center unit described in paragraph (i) above will:

(1)  Answer and respond to inquiries from existing shareholders, prospective shareholders of the Trust and broker-dealers on behalf of such shareholders, such inquiries may include, but are not limited to, requests for information on account set-up and maintenance, general questions regarding the operation of the Trust, general account information including dates of purchases, redemptions, exchanges and account balances, requests for account access instructions and literature requests;

(2)  Process orders for purchase, exchange and/or redemption of Trust shares received by the call center in accordance with the Trust’s current registration statement, including the entering of any such orders received by the call center into systems designated by the Trust for official recording on the books and records of the Trust.

(iii)  The Administrator shall be permitted to act upon any instruction of any person by telephone reasonably believed to be genuine to redeem exchange and/or transfer Trust shares from any account for which such telephone transactions has been authorized by a shareholder. In accordance with Section 6 herein, the Trust hereby agrees to indemnify and hold the Administrator or its affiliates harmless against all losses costs or expenses, including attorney’s fees, suffered or incurred by the Administrator or its affiliates directly or indirectly as a result of (i) taping the telephone conversation of any shareholder; and (ii) relying on telephone instructions of any person acting on behalf of a shareholder account for which telephone services have been authorized.

(iv)  To the extent required by applicable law, the Administrator, or any affiliate of the Administrator performing the Services, is and will remain registered with the SEC or other appropriate regulatory agency as a Transfer Agent pursuant to the requirements of Section 17A of the Securities Exchange Act of 1934, as amended.

4. Services To Be Obtained Independently By The Trust

The following shall be provided at no expense to MSIM under this Agreement:

(a)  Organizational expenses;

(b)  Services of an independent registered public accounting firm;

(c)  Services of outside legal counsel (including such counsel’s review of the Trust’s registration statement, proxy materials and other reports and materials prepared by MSIM directly or through third parties under this Agreement);

(d)  Any services contracted for by the Trust directly from parties other than MSIM;

(e)  Trading operations and brokerage fees, commissions and transfer taxes connection with the purchase and sale of securities for its investment portfolio;

(f)  Taxes, insurance premiums and other fees and expenses applicable to it operation;

(g)  Investment advisory services;

(h)  Costs incidental to any meetings of shareholders including, but not limited to, legal and accounting fees, proxy filing fees and the preparation, printing and mailing of any proxy materials;

(i)  Costs incidental to Directors’ meetings, including fees and expenses of Directors;

(j)  The salary and expenses of any officer or employee of the Trust;

(k)  Custodian and depository banks, and all services related thereto;

(l)  Transfer Agents and Dividend Disbursing Agents, and all services related thereto;

(m)  Costs incidental to the preparation, printing and distribution of its registration statement and any amendments thereto, and shareholder reports;

(n)  All registration fees and filing fees required under the securities laws of the United States and state regulatory authorities

(o)  Fidelity bond and Director’s and Officers’ liability insurance.

5. Prices, Charges and Instructions

(a)  MSIM shall bear the cost the services provided and the expenses assumed pursuant to this Agreement, including the cost of heat, light, power and other utilities provided to the Trust and the cost of out-of-pocket expenses incurred in the ordinary course of providing services under this Agreement, such as telephone, fax, system usage, internal controls assurance (such as a Statement on Auditing Standards (SAS) No. 70 report), envelopes, postage and special delivery mail.

The Trust shall reimburse MSIM or the sub-administrator for all extraordinary expenses.

(b)  At any time MSIM, and third parties providing such services for the benefit of the Trust through arrangements with MSIM may apply to any officer of the Trust or officer of the Trust’s investment adviser for instructions, and may consult with legal counsel for the Trust, or its own outside legal counsel, at the expense of MSIM, with respect to any matter arising in connection with the services to be performed by MSIM or any third party appointed by MSIM under this Agreement. MSIM and such third parties shall not be liable and shall be indemnified by the Trust for any action taken or omitted by it in good faith in reliance upon such instructions. In carrying out its duties hereunder MSIM and such third parties shall be protected and indemnified in acting upon any paper or document believed by it to be genuine and to have been signed by the proper person or persons and shall not be held to have notice of any change of authority of any person, until receipt of written notice thereof from the Trust.

6. Limitation of Liability and Indemnification

(a)  MSIM shall be responsible hereunder for the performance of only such duties as are set forth or contemplated herein or contained in instructions given to it which are not contrary to this Agreement. MSIM shall have no liability for any loss or damage resulting from the performance or nonperformance of its duties hereunder unless solely caused by or resulting from the bad faith, gross negligence, willful misconduct or the reckless disregard of its obligations under this Agreement.

(b)  The Trust shall indemnify and hold MSIM, and third parties providing services for the benefit of the Trust through arrangements with MSIM, harmless from all loss, cost, damage and expense, including reasonable expenses for counsel, incurred by such person resulting from any claim, demand, action or omission by it in the performance of its duties hereunder or under such arrangements with MSIM, or as a result of acting upon any instructions reasonably believed by any such person to have been executed by a duly authorized officer of the Trust or of the Trust’s investment advisers, provided that this indemnification shall not apply to actions or omissions of MSIM, its officers, employees or agents in cases of its or their own bad faith, gross negligence, willful misconduct or the reckless disregard of its obligations under this Agreement.

(c)  The Trust will be entitled to participate at its own expense in the defense, or, if it so elects, to assume the defense of any suit brought to enforce any liability subject to the indemnification provided above, but, if the Trust elects to assume the defense, such defense shall be conducted by counsel chosen by the Trust. In the event the Trust elects to assume the defense of any such suit and retain such counsel, MSIM or any of its affiliated persons or any third parties providing services for the benefit of the Trust through arrangements with MSIM, named as defendant or defendants in the suit, may retain additional counsel but shall bear the fees and expenses of such counsel unless at such time the Trust specifically authorizes in writing the retaining of such counsel at the Trust’s expense.

(d)  No provisions of this Agreement shall be deemed to protect MSIM or any of its directors, officers and/or employees, against liability to the Trust or its shareholders to which it might otherwise be subject by reason of any bad faith, fraud, willful misfeasance or gross negligence in the performance of its duties or the reckless disregard of its obligations under this Agreement.

7. Confidentiality

MSIM agrees that, except as otherwise required by law or as necessary in accordance with this Agreement, MSIM will keep confidential all records and information in its possession relating to the Trust or its shareholders or shareholder accounts and will not disclose the same to any person except at the request or with the written consent of the Trust.

8. Compliance With Governmental Rules and Regulations

The Trust assumes full responsibility hereunder for complying with all applicable requirements of the Securities Act of 1933, the 1940 Act and the Securities Exchange Act of 1934, all as amended, and any laws, rules and regulations of governmental authorities having jurisdiction, except to the extent that MSIM specifically assumes any such obligations under the terms of this Agreement.

MSIM shall, directly or through third parties, maintain and preserve for the periods prescribed, such records relating to the services to be performed by MSIM under this Agreement as are required pursuant to the 1940 Act and the Securities Exchange Act of 1934. All such records shall at all times remain the respective properties of the Trust, shall be readily accessible during normal business hours to each, and shall be promptly surrendered upon the termination of this Agreement or otherwise on written request. Records shall be surrendered in usable machine readable form.

9. Status of MSIM

The services of MSIM to the Trust are not to be deemed exclusive, and MSIM shall be free to render similar services to others. MSIM shall be deemed to be an independent contractor hereunder and shall, unless otherwise expressly provided herein authorized by the Trust from time to time, have no authority to act or represent the Trust in any way or otherwise be deemed an agent of the Trust with respect to this Agreement.

10. Printed Matter Concerning the Trust or MSIM

Neither the Trust nor MSIM shall, with respect to this Agreement, publish and circulate any printed matter which contains any reference to the other party without its prior written approval, excepting such printed matter as refers in accurate terms to MSIM’s appointment under this Agreement and except as required by applicable laws.

11. Term, Amendment and Termination

This Agreement may be modified or amended from time to time by mutual agreement between the parties hereto. The Agreement shall remain in effect for a period of one year from the date the Trust’s registration statement on file with the SEC becomes effective and shall automatically continue in effect thereafter unless terminated by either party at the end of such period or thereafter on 60 days’ prior written notice. Upon termination of the Agreement, the Trust shall pay to MSIM such compensation as may be due under the terms hereof as of the time of such termination.

12. Notices

Any notice or other communication authorized or required by this Agreement to be given to any party mentioned herein shall be sufficiently given if addressed to such party and mailed postage prepaid or delivered to its principal office.

13. Non-Assignability

This Agreement shall not be assigned by any of the parties hereto without the prior consent in writing of the other party.

14. Successors

This Agreement shall be binding on and shall inure to the benefit of the Trust and MSIM, and their respective successors.

15. Governing Law

This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

16. Counterparts

This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers designated below as of the date first written above.

E*TRADE TRUST

By:	/s/ John H. Gernon
Name:	John H. Gernon
Title:	President & Principal Executive Officer

MORGAN STANLEY INVESTMENT MANAGEMENT INC.

By:	/s/ Lisa Buhain Winslow
Name:	Lisa Buhain Winslow
Title:	Managing Director

SCHEDULE A

LIST OF FUNDS SUBJECT TO THIS AGREEMENT

March, 2025

E*TRADE No Fee Large Cap Index Fund

E*TRADE No Fee Total Market Index Fund

E*TRADE No Fee International Index Fund

E*TRADE No Fee Municipal Bond Index Fund

E*TRADE No Fee U.S. Bond Index Fund

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